Exhibit 99.1

News Release

Investor Relations:	Media Contact:
Randy Scherago	Caitlin Carroll
GeoEye	Gibraltar Associates
(703) 480-6325	(202) 258-9118
scherago.randy@geoeye.com	ccarroll@gibraltar-llc.com

GeoEye Reports Third Quarter 2012 Earnings Results

HERNDON, Va. (Nov. 6, 2012) – GeoEye, Inc. (NASDAQ: GEOY), a leading source of geospatial information and insight, announced today results for its fiscal third quarter ended Sept. 30, 2012.

“Third quarter revenue and operating results were in line with our expectations. As expected, on Oct. 31, the National Geospatial-Intelligence Agency (NGA) notified us that they have decided to cancel our Service Level Agreement (SLA) part of the EnhancedView contract. Effective Dec. 1, 2012, we will no longer be providing imagery to the NGA,” said Matt O’Connell, GeoEye’s chief executive officer and president.

“We will continue to provide other services to the NGA under EnhancedView, including the Web delivery platform, secure operations and value-added production services,” O’Connell continued. “We continue to move forward with our combination with DigitalGlobe. We expect to close the transaction late this year or in the first quarter of 2013.”

THIRD QUARTER RESULTS

Total revenues were $87.1 million for the third quarter of 2012, a $1.3 million increase from the third quarter of 2011. Net income available to common stockholders for the third quarter of 2012 was $7.6 million, or $0.33 per fully diluted share, compared to $11.7 million, or $0.51 per fully diluted share, for the third quarter of 2011. When adjusted for transaction costs related to the combination with DigitalGlobe, net income available to common stockholders for the three months ended Sept. 30, 2012, was $12.0 million, or $0.53 per fully diluted share.

Operating profit was $15.2 million for the third quarter of 2012, which included $8.3 million of transaction-related costs. Operating margin was 17.4 percent for the third quarter of 2012, compared to 27.7 percent in the third quarter of 2011. Adjusted EBITDA (a non-GAAP measurement defined as net income before interest, taxes, depreciation, amortization, non-cash recognition of stock compensation expense and other items including transaction related costs) was $43.4 million for the third quarter of 2012, compared to $43.7 million in the same period in 2011.

News Release

The company ended the third quarter of 2012 with unrestricted cash, cash equivalents and short-term investments of $229.4 million; total assets of approximately $1.5 billion; stockholders’ equity of $550.8 million and long-term debt of $513.4 million.

THIRD QUARTER 2012 OPERATING HIGHLIGHTS

Revenue Mix
•
Imagery revenues in the third quarter of 2012 were $59.7 million, or 68.6 percent of total revenues. Production and other services revenues were $21.3 million, or 24.5 percent of total revenues. The NextView cost share accounted for revenues of $6.0 million, or 6.9 percent of total revenues.

•
The company recognized $37.5 million of imagery and other revenue under the EnhancedView SLA during the third quarter. U.S. government revenues were $58.9 million, or 68 percent of total revenues in the quarter.

Geographic Information
•
Domestic revenues were $66.1 million for the third quarter of 2012, or 75.8 percent of total revenues for the period. International revenues were $21.0 million for the third quarter of 2012, or 24.2 percent of total revenues for the period.

GeoEye-2 Capital Expenditures
•
During the quarter, the company invested $55.3 million for the continued development and construction of the GeoEye-2 satellite, including $13.4 million of capitalized interest. To date, the company has invested $773.6 million in the GeoEye-2 satellite program, including $103.1 million of capitalized interest.

NINE MONTH RESULTS

Total revenues for the nine months ended Sept. 30, 2012, were $264.8 million, a 2.0 percent increase from $259.6 million in the nine months ended Sept. 30, 2011. The company’s Adjusted EBITDA for the nine-month period ended Sept. 30, 2012, was $134.3 million, an increase of 2.2 percent from the same period in 2011. Net income available to common stockholders for the nine months ended Sept. 30, 2012, was $32.5 million, or $1.43 per fully diluted share, as compared to net income available to common stockholders of $32.8 million, or $1.44 per fully diluted share, in the same period in 2011. When adjusted for transaction related and other costs of $10.9 million, net income available to common stockholders for the nine months ended Sept. 30, 2012, was $38.3 million, or $1.68 per fully diluted share.

News Release

FISCAL YEAR 2012 FINANCIAL OUTLOOK

Given the execution of a definitive merger agreement with DigitalGlobe in July 2012, and the nature of the ongoing business transaction, the company has suspended its full year 2012 guidance.

CONFERENCE CALL

Due to the pending merger of GeoEye, Inc. with DigitalGlobe, Inc., GeoEye will not host a conference call to discuss financial results for the third quarter of 2012.

Selected financial results for the company are as follows (dollars in thousands, except earnings per share):

News Release

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended September 30,
	2012	2011	Change
	(unaudited)
Revenues	$87,109	$85,769	$1,340
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	31,227	28,508	2,719
Depreciation and amortization	17,860	17,986	(126)
Selling, general and administrative	22,822	15,516	7,306
Total operating expenses	71,909	62,010	9,899
Income from operations	15,200	23,759	(8,559)
Interest income (expense), net	22	(1,122)	1,144
Income before provision for income taxes	15,222	22,637	(7,415)
Provision for income taxes	(5,666)	(8,549)	2,883
Net income	9,556	14,088	(4,532)
Preferred stock dividends	(1,007)	(1,008)	1
	8,549	13,080	(4,531)
Income allocated to participating securities	(912)	(1,416)	504
Net income available to common stockholders	$7,637	$11,664	$(4,027)

Earnings per share
Basic	$0.34	$0.53	$(0.19)
Diluted	$0.33	$0.51	$(0.18)
Weighted average shares basic	22,519	22,147
Weighted average shares diluted	22,845	22,789

	Nine Months Ended September 30,
	2012	2011	Change
	(unaudited)
Revenues	$264,786	$259,601	$5,185
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	91,937	91,246	691
Depreciation and amortization	53,355	52,204	1,151
Selling, general and administrative	56,469	44,606	11,863
Total operating expenses	201,761	188,056	13,705
Income from operations	63,025	71,545	(8,520)
Interest income (expense), net	1,382	(8,249)	9,631
Income before provision for income taxes	64,407	63,296	1,111
Provision for income taxes	(25,004)	(23,552)	(1,452)
Net income	39,403	39,744	(341)
Preferred stock dividends	(3,002)	(2,992)	(10)
	36,401	36,752	(351)
Income allocated to participating securities	(3,902)	(3,984)	82
Net income available to common stockholders	$32,499	$32,768	$(269)

Earnings per share
Basic	$1.45	$1.48	$(0.03)
Diluted	$1.43	$1.44	$(0.01)
Weighted average shares basic	22,392	22,107
Weighted average shares diluted	22,799	22,767

News Release

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2012	December 31, 2011	Change
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$220,860	$188,738	$32,122
Short-term investments	8,500	9,220	(720)
Accounts receivable - trade and unbilled receivables, net	44,973	39,917	5,056
Income tax receivable	2,748	19,645	(16,897)
Restricted cash	3,952	4,207	(255)
Current deferred tax assets	2,148	2,148	-
Prepaid expenses and other current assets	11,360	14,805	(3,445)
Total current assets	294,541	278,680	15,861
Property, plant and equipment, net	56,857	48,065	8,792
Satellites and related ground systems, net	1,070,795	913,454	157,341
Goodwill	67,945	68,130	(185)
Intangible assets, net	8,130	10,526	(2,396)
Non-current restricted cash	3,915	6,875	(2,960)
Other non-current assets	11,051	8,855	2,196
Total assets	$1,513,234	$1,334,585	$178,649

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$63,240	$58,510	$4,730
Current portion of deferred revenue	67,322	53,433	13,889
Total current liabilities	130,562	111,943	18,619
Long-term debt	513,379	511,019	2,360
Long-term deferred revenue, net of current portion	220,869	131,968	88,901
Deferred tax liabilities	89,748	64,694	25,054
Other non-current liabilities	7,879	7,674	205
Total liabilities	962,437	827,298	135,139
Commitments and contingencies	-	-	-
Stockholders’ equity:
Series A convertible preferred stock	1	1	-
Series B junior participating preferred stock	-	-	-
Common stock	226	222	4
Additional paid-in capital	386,259	379,154	7,105
Retained earnings	164,311	127,910	36,401
Total stockholders’ equity	550,797	507,287	43,510
Total liabilities and stockholders’ equity	$1,513,234	$1,334,585	$178,649

News Release

CONSOLIDATED STATEMENTS OF CASH FLOWS INFORMATION
(in thousands)

	Nine Months Ended September 30,
	2012	2011	Change
	(unaudited)
Net cash provided by operating activities	$238,110	$133,702	$104,408
Net cash used in investing activities	(204,352)	(205,765)	1,413
Net cash used in financing activities	(1,636)	(1,842)	206
Net increase (decrease) in cash and cash equivalents	32,122	(73,905)	106,027
Cash and cash equivalents, beginning of period	188,738	283,233	(94,495)
Cash and cash equivalents, end of period	$220,860	$209,328	$11,532

News Release

ADJUSTED EBITDA
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$9,556	$14,088	$39,403	$39,744
Adjustments:
Interest (income) expense, net	(22)	1,122	(1,382)	8,249
Provision for income taxes	5,666	8,549	25,004	23,552
Depreciation and amortization	17,860	17,986	53,355	52,204
Transaction costs	8,339	-	10,715	-
Non-cash stock-based compensation expense	2,043	1,928	7,219	7,665
Adjusted EBITDA	$43,442	$43,673	$134,314	$131,414

Adjusted EBITDA is a non-GAAP financial measure that represents net income before depreciation and amortization expenses, net interest income or expense, provision for income taxes, non-cash stock-based compensation expense and other items including transaction related costs.  We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing operations.  However, Adjusted EBITDA is not a recognized term under financial performance under GAAP, and our calculation of Adjusted EBITDA may not be comparable to the calculation of similarly titled measures of other companies.

News Release

ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS AND ADJUSTED DILUTED EPS
(in thousands, except per share amounts)

	Three Months Ended 9/30/12	Three Months Ended 9/30/11	Nine Months Ended 9/30/12	Nine Months Ended 9/30/11

Net income available to common stockholders	$7,637	$11,664	$32,499	$32,768
Adjustments:
Transaction costs	8,339		10,715
Adjustment to normalize provision for income taxes	(3,416)		(4,254)
Impact of adjustments on income allocated to participating securities	(525)		(693)
Adjusted net income available to common stockholders	$12,035	$11,664	$38,267	$32,768

Weighted average shares - fully diluted	22,845	22,789	22,799	22,767
Adjusted diluted EPS	$0.53	$0.51	$1.68	$1.44

Adjusted Net Income Available to Common Stockholders is a non-GAAP financial measure that represents net income available to common stockholders before other items including transaction related costs, net of tax.  Adjusted Diluted EPS is a non-GAAP financial measure that represents fully diluted earnings per share before other items, net of tax.  We believe that Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS provide useful information to investors because they allow investors to evaluate our performance for different periods on a more comparable basis by excluding items that are not related to the ongoing operations of our business.  However, Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS are not recognized terms under financial performance under GAAP, and our calculation of Adjusted Net Income Available to Common Stockholders and Adjusted Diluted EPS may not be comparable to the calculation of similarly titled measures of other companies.

News Release

About GeoEye

GeoEye is a leading source of geospatial information and insight for decision makers and analysts, who need a clear understanding of our changing world to protect lives, manage risk and optimize resources. Each day, organizations in defense and intelligence, public safety, critical infrastructure, energy and online media rely on GeoEye's imagery, tools and expertise to support important missions around the globe. Widely recognized as a pioneer in high-resolution satellite imagery, GeoEye has evolved into a complete provider of geospatial intelligence solutions. GeoEye's ability to collect, process and analyze massive amounts of geospatial data allows our customers to quickly see precise changes on the ground and anticipate where events may occur in the future. GeoEye is a public company listed on NASDAQ as GEOY and is headquartered in Herndon, Virginia with more than 700 employees worldwide. Learn more at www.geoeye.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Without limitation, the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “will” and similar expressions are intended to identify forward-looking statements. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future, including statements relating to growth, expected levels of expenditures and statements expressing general optimism about future operating results, are forward-looking statements. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements and those presented elsewhere by our management from time to time are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. These risks and uncertainties include, but are not limited to, those described in “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2011, which we filed with the Securities and Exchange Commission ("SEC") on March 13, 2012, as updated in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2012, and June 30, 2012, which we filed with the SEC on May 4, 2012, and August 7, 2012, respectively. Copies of all SEC filings may be obtained from the SEC's EDGAR Web site, http://www.sec.gov/ or by contacting: William L. Warren, Executive Vice President, General Counsel and Secretary, at 703-480-5672.

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